UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

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LSB INDUSTRIES, INC.
(Name of Registrant as Specified in Its Charter)

STARBOARD VALUE LP
STARBOARD VALUE AND OPPORTUNITY MASTER FUND LTD
STARBOARD VALUE AND OPPORTUNITY S LLC
STARBOARD VALUE AND OPPORTUNITY C LP
STARBOARD VALUE R LP
STARBOARD VALUE R GP LLC
STARBOARD VALUE GP LLC
STARBOARD PRINCIPAL CO LP
STARBOARD PRINCIPAL CO GP LLC
JEFFREY C. SMITH
MARK R. MITCHELL
PETER A. FELD
LOUIS S. MASSIMO
ANDREW K. MITTAG
LYNN F. WHITE

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Starboard Value LP, together with the other participants named herein, intends to make a preliminary filing with the Securities and Exchange Commission of a proxy statement and an accompanying proxy card to be used to solicit votes for the election of a slate of director nominees at the 2015 annual meeting of stockholders of LSB Industries, Inc.

On March 10, 2015, Starboard Value LP issued the following press release:

STARBOARD NOMINATES A SLATE OF HIGHLY QUALIFIED DIRECTORS FOR THE BOARD OF LSB INDUSTRIES

Delivers Letter to LSB's Board of Directors

Believes LSB Is Deeply Undervalued and Significant Opportunities Exist to Create Value Based on Actions within the Control of Management and the Board

Believes Management Has Repeatedly Failed to Execute in Both of the Company's Operating Businesses

Believes the Board Has Done Very Little to Hold Management Accountable for Poor Performance or to Appropriately Govern LSB

Believes a Reconstituted Board Is Immediately Required to Drive Shareholder Value Creation

Has Nominated a Slate of Highly Qualified Candidates with Strong, Relevant Backgrounds for Election to the Board at LSB's 2015 Annual Meeting

Remains Open to Continuing Constructive Dialogue Regarding the Company's Businesses, Corporate Governance, Board Composition, and Opportunities to Create Value for Shareholders

NEW YORK, March 10, 2015 -- Starboard Value LP (together with its affiliates, "Starboard"), one of the largest shareholders of LSB Industries, Inc. ("LSB" or the "Company") (NYSE: LXU) with ownership of approximately 7.6% of the outstanding common stock of the Company, today announced that it has delivered a letter to the Company's Board of Directors (the "Board"), the full text of which is included below. Starboard also announced today that it submitted a letter to the Company on March 9, 2015 nominating five candidates with strong, relevant backgrounds for election to the Board at the Company's 2015 Annual Meeting. A snapshot of each director candidate's background is included below, while each director candidate's full biography is included at the end of the release. Starboard looks forward to continuing its constructive dialogue with the Board and management regarding LSB's business, corporate governance, Board composition, and opportunities to create value for shareholders.

Starboard's highly qualified nominees include:

•	Peter Feld, Managing Member and Head of Research at Starboard
•	Louis Massimo, former COO and CFO of Arch Chemicals, where he also managed and turned around Arch Chemicals' key HTH Water Products business, and former Controller of Olin Corporation
•
Andrew Mittag, former President of Agrium Advanced Technologies and CEO of Agrium (China) Ltd., where he also managed Agrium's enhanced efficiency fertilizer business, and former senior executive at TXU Corp and Koch Industries

•	Jeffrey Smith, Managing Member, Chief Executive Officer and Chief Investment Officer of Starboard
•
Lynne White, former Vice President, Corporate Development of CF Industries, where he led the $4.6 billion acquisition and integration of Terra, Inc., and former Chairman of GrowHow UK Limited, the leading British nitrogen fertilizer producer

The full text of Starboard's letter to the Board follows:

March 10, 2015

LSB Industries, Inc.
16 South Pennsylvania Avenue
Oklahoma City, OK 73107
Attn: Board of Directors

Dear Members of the Board,

Starboard Value LP, together with its affiliates (“Starboard”), is one of the Company’s largest shareholders, owning approximately 7.6% of the common stock of LSB Industries, Inc. (“LSB” or the “Company”).  We believe that LSB is deeply undervalued and that significant opportunities exist to create value for the benefit of all shareholders based on actions that should be within the control of management and the Board of Directors (the “Board”).  However, we also believe that meaningful change is needed to the Company’s operations, strategic direction, management structure, and corporate governance in order to realize the Company’s full potential.

LSB’s operating performance, financial performance, and stock price performance have been atrocious over almost any measurement period.  Despite our repeated attempts to encourage you to address these and other issues, to date, management and the Board have largely ignored our recommendations.  It is clear to us and many others that the current management team has repeatedly failed to execute in both of the Company’s operating businesses and that the Board, as a whole, has done very little to hold management accountable for its poor performance or to appropriately govern LSB in a manner commensurate with best-in-class corporate governance.

Since reaching a settlement with LSB on April 3, 2014, under which two directors that we had nominated joined the Board, LSB has had the opportunity to address the significant operational and corporate governance issues that have plagued the Company for years.  During this time, we have continued to privately communicate our views to the Board regarding how best to create shareholder value.  It was our hope and expectation that management and the Board would embrace the need for change and work expeditiously to materially improve LSB’s operations, reform its corporate governance, and create substantial value for all shareholders.  Unfortunately, it now appears that despite the addition of two highly-qualified and independent Board members last year, the incumbent majority of the Board remains steadfastly in control and continues to accept and condone egregious corporate governance with a complete and utter lack of management accountability for performance.

Given this lack of progress, we find ourselves back in the same place as last year, with both the operations and corporate governance of the Company still in need of significant reform.  While we appreciate the ongoing dialogue we have had with management and certain members of the Board, we appear to be at an impasse.  Therefore, it has become increasingly clear to us that in order to drive the level of change that is necessary at LSB, shareholders will need to express their views through a democratic forum.  To that end, yesterday we nominated a slate of highly qualified director candidates for election at LSB’s 2015 annual meeting of shareholders (the “Annual Meeting”).

Unacceptable Performance Record

Over the past three and five year periods, LSB’s stock price has underperformed its closest peer group by approximately 50%.1  We believe this poor stock price performance is a direct result of poor operating performance.   LSB is comprised of two disparate businesses – Chemicals and Climate Control.  Each of these businesses has underperformed its closest peers dramatically.  In the Chemicals segment, despite an extremely favorable environment – input costs at close to trough levels and output prices close to peaks – LSB has failed to produce consistently positive earnings.  In fact, LSB’s margins have significantly trailed competitors, due in large part to substantial downtime at several of LSB’s facilities.  As shown in the table below, LSB’s chemicals business is currently producing EBITDA margins that are 70% below the peer median despite similar revenue scale.

While we understand that the age of the plants, the technologies used, and the relative mix of input and output products can have a substantial impact on the margins realized, we believe it is clear that LSB’s Chemicals business has not performed up to expectations and that significant operational improvements are needed.  Importantly, we believe that many of this business’s repeated missteps could have been prevented with proper management and oversight.

The Climate Control business has also significantly underperformed its potential.  Although no single competitor has a mix of products identical to LSB’s, we believe that based on LSB’s product mix, which includes a significant percentage of sales from higher-margin and proprietary geothermal systems, LSB should be able to achieve margins similar to those of its peers.  While several of LSB’s closest competitors are privately owned, or subsidiaries of larger corporations, LSB’s closest pure-play, publicly traded competitors, WaterFurnace Renewable Energy, Inc. (recently acquired for a significant premium) and AAON Inc., each of whom have similar scale to LSB’s Climate Control business, have margins that are approximately 7% to 13% higher than those of LSB.  Again, LSB is producing EBITDA margins in its Climate Control business that are less than 50% of the peer median despite similar revenue scale.

____________________
1Peer group includes RNF, CF, TNH, UAN, AAON, and NTK. Five-year excludes RNF, UAN and NTK, which were not public five years ago.

It is important to note that the reported EBITDA margins for WaterFurnace and AAON are fully allocated including ALL corporate overhead, while for LSB, the EBITDA margin is prior to any allocation of corporate overhead.  Therefore, the actual margin gap between LSB and these competitors is even wider.  Further, based on our extensive industry research, we believe the margins for comparable businesses inside of larger corporations that compete with LSB’s Climate Control business, such as Carrier, Trane, and McQuay International, are also significantly higher than those of LSB.

One of the key contributors to this underperformance has been severe underutilization of LSB’s Climate Control facilities.  According to LSB’s public filings, even when using scaled-down capacity benchmarks such as 4-day work-weeks and single-shift workdays, the utilization rates at the Climate Control facilities ranged from 39% to 79% in 2013, well below industry norms.

LSB’s current strategy of hoping for rapid revenue growth to improve capacity utilization and margins does not appear to be working.  In fact, revenues for the Climate Control business fell 7% in 2014 and have been flat over the past five years. While we agree that this business should benefit from a macro tailwind, expecting it to “grow into” its current capacity is simply not realistic, particularly in light of historical performance – LSB may need to at least triple revenue to fully utilize its current facilities.  While maintaining some excess capacity may be appropriate in order to allow for seasonal fluctuations and demand surges, it is clearly not acceptable to continue to operate at the current levels.  We believe LSB must seriously consider facility consolidation, either on a standalone basis or as part of a combination with another HVAC company.  LSB’s apparent lack of urgency to address these serious issues is deeply troubling.

After consolidating the financial performance of these two poorly performing unrelated businesses and burdening them with corporate overhead of more than $20 million, LSB’s consolidated performance has been even worse.  As a result of the repeated poor execution in both the Chemicals and the Climate Control businesses, combined with increasing unallocated corporate overhead, LSB’s earnings record is abysmal.  As shown in the table below, LSB has missed consensus earnings expectations in each of the last 3 quarters, and 6 of the last 10.  Moreover, given the numerous supposedly one-time items and concerning trends contained in these reports, LSB’s earnings announcements have consistently disappointed investors, as illustrated by the negative market reaction immediately following LSB’s earnings releases in 9 of the past 10 quarters.2

Shockingly, since Q3 2012, LSB’s stock has declined a cumulative 32% during the day following each of its earnings reports.

Unacceptable Corporate Governance

We believe LSB’s poor operating performance is a direct result of the Company’s long history of poor corporate governance practices, a lack of appropriate board oversight, and an unwillingness to hold senior management accountable for performance.  In case there was any question or doubt as to LSB’s problematic governance, Institutional Shareholder Services (ISS) has given LSB a governance QuickScore of 10, indicating the highest possible governance risk.

We believe this is largely a result of the Company being run as if it were still a private family-owned and family-operated business despite the fact that a vast majority of the Company’s equity was sold to public shareholders over thirty years ago.

LSB was founded in 1968 by Jack Golsen, who acquired and built several successful and valuable businesses, including LSB’s current Climate Control and Chemicals businesses.  Over time, Jack Golsen brought in family members to occupy various senior management positions, creating a reporting structure ripe with conflicts of interest, where there is little connection between performance and advancement and effectively no accountability.

____________________
2Includes LSB’s most recently-reported quarter, Q4 2014, in which LSB announced a substantial earnings miss and the results of its strategic review.  Following the announcement, the stock traded down approximately 10%, and did not rebound until after LSB issued a press release clarifying that the deadline for Starboard to nominate directors for election at the Annual Meeting had been extended, signaling to the market that additional Board or management change may be forthcoming.

Throughout his tenure at LSB, Barry Golsen has reported to Jack Golsen, his father.  This includes his previous role as the President of the Company’s Climate Control business, when he reported directly to Jack Golsen. Then, as President and COO of the Company, Barry Golsen again reported directly to Jack Golsen, who was Chairman, President, and CEO at the time.  Despite year-after-year of poor performance in these roles, Barry Golsen has been continuously promoted to roles of increasing responsibility at LSB.  Were these promotions earned based on hard work and strong performance or were they merely a familial rite of passage passed down from father to son?  Given the obvious conflict of interests, did the Board provide appropriate oversight to ensure these appointments were in the best interests of shareholders?

Just two months ago, when LSB announced that Jack Golsen would step down as CEO, one would have thought this to be an opportune chance for the Board to address the clear conflict of interests and put in place an improved governance structure.  It would also have been an opportunity to commence a search for a world-class CEO with a record of transforming companies like LSB in order to give the Company the best chance possible to expeditiously improve its operations.  Shockingly, rather than initiating a CEO search process to find a proven leader and working to ameliorate the conflicts of interest, the Board only further endorsed them by naming Barry Golsen CEO of LSB while electing Jack Golsen Executive Chairman of the Board.

As it stands today, despite years of horrendous performance and shareholder concerns, Jack Golsen is Executive Chairman of the Board, tasked with leading the Board and providing oversight and guidance to management.  His eldest son, Barry Golsen, is CEO of LSB, tasked with running the Company’s Chemicals business while also providing oversight for the Climate Control business.  Further yet, Steven Golsen, Jack Golsen’s younger son, and Barry Golsen’s brother, is President and Chief Operating Officer of LSB’s woefully underperforming Climate Control business. Steven Golsen reports directly to Barry Golsen, who in turn reports directly to Jack Golsen.

These appointments would be questionable even at a well-performing company, but given the long-term extremely poor performance of LSB, these decisions point to a terribly broken governance structure and a Board that is lacking enough independence to objectively evaluate the situation and make decisions that are in ALL shareholders’ best interests, not just the interests of the founding family.

Perhaps one explanation for LSB’s inability to put into place reasonable standards of governance is that conflicts exist among the very executives who should be advising the Company on such matters.  As disclosed in the Company’s 2014 proxy statement, LSB’s General Counsel, David Shear, is the nephew, by marriage, of Jack Golsen.  Given the obvious conflict of interest, how can Mr. Shear provide objective legal advice to the Company regarding matters such as board independence, succession planning, and related party transactions?  Moreover, Mr. Shear is married to Heidi Brown Shear, the Vice President and Managing Counsel of the Company, who is herself the niece of Jack Golsen and the daughter of Robert Brown, a recently retired member of LSB’s Board.

Perhaps this explains the numerous questionable related-party transactions in which LSB has engaged, including real estate deals with the Golsen family and the issuance of preferred stock to members of the Golsen family.  The preferred stock, which is solely owned by members of the Golsen family and was not offered to public shareholders, pays dividends to the family, despite LSB’s refusal to return capital to common shareholders through dividends or share repurchases.  The preferred stock also grants the Golsen family additional voting rights even without converting their preferred stock into common equity.

As for the Board itself, in addition to the obvious family relationships, several Board dynamics should give shareholders further cause for concern.  For example, the Board’s Lead “Independent” Director, Robert Henry, is the President of Oklahoma City University.  Jack Golsen is a Trustee, a major donor, and a longtime member of the Finance Committee of Oklahoma City University.  How can Mr. Henry be asked to lead executive sessions of the Board to objectively evaluate the performance of Jack Golsen as Chairman and Barry Golsen as CEO, when, as a Trustee of Oklahoma City University, Mr. Henry effectively reports to Jack Golsen, and part of Mr. Henry’s job requires soliciting donations from the Golsen family?  In addition, according to the Company’s proxy statement, the Chairman of LSB’s Audit Committee, Robert Burtch, does not qualify as a “financial expert.”  Moreover, Mr. Burtch has been on the Board for more than 15 years, raising the question of whether he has the independence necessary for such a critical position.

Unacceptable Responses to Shareholders

We believe that shareholders have been frustrated by LSB’s operational and financial underperformance for an extended period of time.  Starting in 2013, shareholders began publicly calling for change.  Since that time, despite significant external pressure, very little has changed.  The stock price has not moved.  The margin gap between the Climate Control business and peers has only widened.  In the Chemicals business, while progress has been made stabilizing the Pryor plant, the Cherokee plant has now started to experience disruptions.  Moreover, the Company’s valuation continues to languish.

Last year, we very clearly expressed to you, through several private letters and numerous calls and meetings, that LSB needed to substantially improve the operations of both of its businesses and consider several strategic alternatives, including a separation of its two disparate businesses and the establishment of a Master Limited Partnership (“MLP”) structure for its Chemicals business.  Your response to us has been that it has not been the right time to execute those strategic alternatives, largely because of the need for substantial improvements in operating performance that would better position LSB to execute on those alternatives.  When we agreed to a settlement last year that added two independent directors whom we had nominated to the Board, it was with the clear understanding that LSB would spend the year improving its operations.  Concurrently, the Strategic Committee would explore several strategic options that, following the expected operational improvements, would become viable alternatives.

Now, a year later, after another year spent failing to improve the Company’s operations, you are once again claiming that the strategic alternatives cannot be pursued largely due to the Company’s continued operational underperformance.  Yet somehow, you are asking shareholders to give you another year with the same management team and the same unacceptable governance structures that have repeatedly failed to produce results.  The Strategic Committee’s conclusion, in our view, was essentially that, although a separation of LSB’s disparate businesses does make sense and that an MLP is worth exploring, now may not be the opportune time to execute either transaction, largely because LSB must first focus on improving its operations.  We can understand this conclusion, even though we may not fully agree with it.  What we cannot understand, however, is the Board’s stubborn stance that, even though it is absolutely critical that LSB execute on long overdue operational improvements this year, shareholders should entrust this critical task to the same management team that has consistently failed to execute.  This does not make sense to us, and we do not believe that any truly independent and objective board would permit this.

The Time for Real Change Is Now

It is time for accountability at LSB.  It is time for real change.  It is time for LSB to become a professionally governed public company.  Our goal is to improve the Company’s operating and financial performance as substantially and expeditiously as possible, in order to unlock value for shareholders.  We also believe that operating improvements will reopen the door for executing on the strategic opportunities we have outlined to LSB many times, including a separation of the Climate Control business and an MLP of the Chemicals business.

Over the coming weeks we will share more details about our plan for LSB and the value creation opportunity.  We will also demonstrate why our nominees are more qualified to represent shareholders and oversee a turnaround at LSB.  Our nominees have substantial experience operating, transforming, and completing complex transactions in fertilizer and chemicals businesses. Our nominees bring the expertise, accountability, and, most importantly, the true independence that LSB so desperately needs.

As we have clearly discussed with you, we believe substantial and immediate change is necessary at LSB.  It is disappointing that, despite significant efforts, we have not yet been able to reach a mutually agreeable settlement to avoid the need for an election contest.  We remain open-minded about potential solutions and are willing to continue to engage in discussions.  However, we are steadfast in our belief that increased independence on the Board will be required to ensure improved performance, better management accountability, and a shift towards best-in-class corporate governance practices.

Best Regards,

/s/ Jeffrey C. Smith	/s/ Peter A. Feld

Jeffrey C. Smith	Peter A. Feld
Managing Member	Managing Member
Starboard Value LP	Starboard Value LP

Bios of Starboard’s Highly Qualified Director Candidates:

Peter A. Feld is a Managing Member and Head of Research of Starboard Value LP, a New York-based investment adviser with a focused and fundamental approach to investing in publicly traded U.S. companies (“Starboard Value LP”), a position he has held since April 2011.  From November 2008 to April 2011, Mr. Feld served as a Managing Director of Ramius LLC and a Portfolio Manager of Ramius Value and Opportunity Master Fund Ltd. From February 2007 to November 2008, Mr. Feld served as a Director at Ramius LLC.  Mr. Feld joined Ramius LLC as an Associate in February 2005. From June 2001 to June 2004, Mr. Feld was an investment banking analyst at Banc of America Securities, LLC.  Since October 2014, Mr. Feld has served as a member of the board of directors of Darden Restaurants, Inc. (NYSE:DRI)(“Darden”), a full service restaurant company.  Mr. Feld has also served as a member of the board of directors of Tessera Technologies, Inc. (NASDAQ: TSRA), which develops, invests in, licenses and delivers innovative miniaturization technologies and products for next-generation electronic devices, since June 2013.  Mr. Feld previously served on the board of directors of Integrated Device Technology, Inc. (NASDAQ: IDTI), a company which designs, develops, manufactures and markets a range of semiconductor solutions for the advanced communications, computing and consumer industries, from June 2012 until February 2014.  Mr. Feld also previously served as a member of the board of directors of Unwired Planet, Inc. (NASDAQ: UPIP) (f/k/a Openwave Systems Inc.), a public company with a portfolio of patents many of which are considered foundational to mobile communications, and span smart devices, cloud technologies and unified messaging, from July 2011 to March 2014 and served as its Chairman from September 2011 to July 2013.  In addition, Mr. Feld served on the board of directors of SeaChange International, Inc. (NASDAQ: SEAC), a leading global multi-screen video software company, from December 2010 to January 2013.  Mr. Feld received a BA in economics from Tufts University.

Louis S. Massimo is a member of the Board of Directors of Calgon Carbon Corporation (NYSE:CCC), a global leader in the manufacture, reactivation, and application of activated carbon, ballast water treatment, ultraviolet light disinfection, and advanced ion-exchange technologies, a position he has held since May 2013.  Previously, Mr. Massimo served as the Executive Vice President and Chief Operating Officer of Arch Chemicals, Inc. (NYSE: ARJ)(“Arch Chemicals”), a global biocides company, where he was responsible for the company’s businesses as well as its information technology and SAP functions, from May 2007 until September 2009.  Prior to that, Mr. Massimo served as Arch Chemicals’ Executive Vice President and Chief Financial Officer (“CFO”), overseeing the company’s corporate finance, strategic planning and development, investor relations and corporate communications departments, from February 2003 to May 2007 and as Vice President and CFO from February 1999 to February 2003. Concurrent with his role as CFO, he managed Arch Chemicals’ HTH Water Products business, leading the effort to significantly enhance that business’ operational and financial performance.  As a member of Arch Chemicals’ senior leadership team, he played a vital role in the successful execution and integration of all of the company’s acquisitions since its founding in 1999.  Prior to joining Arch Chemicals, Mr. Massimo served as Vice President and Controller of Olin Corporation (NYSE: OLN)(“Olin”), a major manufacturer of ammunition (through Winchester Ammunition) and chlorine and sodium hydroxide (Olin Chlor-Alkali Products), from January 1997 to February 1999 and as Controller from April 1996 to February 1999.  While at Olin, he was extensively involved in several major strategic changes, including the 1996 spin-off of Olin’s ordnance and aerospace divisions as Primex Technologies, Inc, the divestiture of its toluene diisocyanate (TDI) business in late 1996 and the spin-off of Olin’s specialty chemical operations as Arch Chemicals in early 1999. Mr. Massimo joined Olin in November 1994 as Director, Corporate Accounting, after 15 years of senior-level financial experience, primarily as an audit manager for KPMG Peat Marwick.  Mr. Massimo has previously served on the Board of Directors of the Business Council of Fairfield County, the Société de Chimie Industrielle - American section, The Conference Board’s Council of CFOs and the Regional YMCA of Western Connecticut.  In addition, he served on several committees for The Chlorine Chemistry Division of the American Chemistry Council.  Mr. Massimo earned his Bachelor of Business Administration in accounting from Pace University and completed Duke University’s Advanced Management Program in 2000.  He is a Certified Public Accountant and a member of the American Institute of Certified Public Accountants, the New York and Connecticut Societies of Certified Public Accountants, and a past member of the Financial Executives Institute CT/Westchester Chapter.

Andrew K. Mittag served as the President, Agrium Advanced Technologies and Senior Vice President of Agrium Inc. (TSX and NYSE: AGU)(“Agrium”), a major producer and distributor of agricultural products and services in North America, South America, and Australia, from March 2009 until March 2014. Mr. Mittag also served as the Chief Executive Officer of Agrium (China) Ltd., a representative office of Agrium located in Beijing, China, from February 2008 until March 2014. Previously, Mr. Mittag served as Agrium’s Senior Vice President, Corporate Development & Strategy, from November 2005 to March 2009. In addition to being part of Agrium’s senior leadership team, he was responsible for Agrium’s enhanced efficiency fertilizer business and the development of that market internationally, especially China. Prior to joining Agrium in 2005, Mr. Mittag was Co-founder, President and Chief Financial Officer of Rockland Capital Partners, an advisory firm serving the middle market, which he co-founded in 2003. From 2000 to 2003, Mr. Mittag served as Vice President, Corporate Strategy and Development at TXU Corp and from 1997 to 2000, as Senior Vice President, Corporate Development at Koch Industries. Prior to that, Mr. Mittag held senior leadership roles at Dresdner Kleinwort Benson and was an associate at Lehman Brothers and Commerzbank AG.  Mr. Mittag currently serves on the Board of Directors of Interfor Corporation (TSX: IFP), one of the largest lumber producers in the world, a position he has held since October 2012, where he currently serves on the Audit Committee and Management Resource and Compensation Committee.  He previously served on the Board of Directors of Hanfeng Evergreen Inc. (TSX: HF), a leading producer and supplier of value-added fertilizer solutions in China, from April 2007 to January 2012, where he served on the Audit Committee. Mr. Mittag holds a Bachelor of Arts in Economics and German from Hamilton College, a Masters of Business Administration in Accounting and Finance from Columbia University Graduate School of Business and the designation of ICD.D from the Institute of Corporate Directors at the University of Toronto.

Jeffrey C. Smith is a Managing Member, Chief Executive Officer and Chief Investment Officer of Starboard Value LP.  Prior to founding Starboard Value LP in April 2011, Mr. Smith was a Partner Managing Director of Ramius LLC (“Ramius”), a subsidiary of the Cowen Group, Inc. (“Cowen”), and the Chief Investment Officer of the Ramius Value and Opportunity Master Fund Ltd.  Mr. Smith was also a member of Cowen’s Operating Committee and Cowen’s Investment Committee. Prior to joining Ramius in January 1998, he served as Vice President of Strategic Development and a member of the Board of Directors of The Fresh Juice Company, Inc. (“The Fresh Juice Company”).  Mr. Smith currently serves on the Board of Directors of Darden, a position he has held since October 2014.  Mr. Smith also currently serves on the Board of Directors of Quantum Corporation (NYSE: QTM), a global expert in data protection and big data management, a position he has held since May 2013. Previously, Mr. Smith served on the Board of Directors of Office Depot, Inc. (NYSE: ODP), an office supply company, from August 2013 to September 2014.  Mr. Smith also served as a member of the Board of Directors of Regis Corporation (NASDAQ: RGS), a global leader in beauty salons, hair restoration centers and cosmetology education, from October 2011 until October 2013.  Mr. Smith previously served as a member of the Board of Directors of Surmodics, Inc. (NASDAQ: SRDX), a leading provider of drug delivery and surface modification technologies to the healthcare industry, from January 2011 to August 2012.  He served on the Board of Directors of Zoran Corporation, a leading provider of digital solutions in the digital entertainment and digital imaging market, from March 2011 until its merger with CSR plc (NASDAQ: CSRE) in August 2011.  Mr. Smith was the Chairman of the Board of Phoenix Technologies Ltd., a provider of core systems software products, services, and embedded technologies, from November 2009 until the sale of the company to Marlin Equity Partners in November 2010.  He also served as a director of Actel Corporation, a provider of power management solutions, from March 2009 until its sale to Microsemi Corporation (NASDAQ: MSCC) in October 2010. Mr. Smith is a former member of the Board of Directors of S1 Corporation, a provider of customer interaction software for financial and payment services, where he served from May 2006 to September 2008.  Mr. Smith also served on the Board of Directors of Kensey Nash Corporation (NASDAQ: KNSY), a leading medical technology company from December 2007 to February 2009. Mr. Smith was also on the Board of Directors of The Fresh Juice Company (FRSH) from 1996 until its sale to the Saratoga Beverage Group (TOGA) in 1998.  Mr. Smith began his career in the Mergers and Acquisitions department at Société Générale.  Mr. Smith graduated from The Wharton School of Business at The University of Pennsylvania, where he received a B.S. in Economics.

Lynn F. White is the Founder and Managing Director of Twemlow Group LLC (“Twemlow Group”), which is a consulting firm he established in January 2008, where he provides strategic, organizational and product development counsel to agriculturally related businesses.  Mr. White served in those capacities until June 2009 and thereafter resumed such positions in January 2013.  During the interim, Mr. White served as Vice President, Corporate Development of CF Industries Holdings, Inc. (NYSE: CF)(“CF Industries”), one of the largest manufacturers and distributors of nitrogen and phosphate fertilizer products in the world, from June 2009 until December 2012.  While at CF Industries, he was responsible for external growth initiatives, including M&A and organic efforts, new product development and strategy, and led the integration of the $4.6 billion acquisition of Terra, Inc.  He also served as non-executive Chairman or Vice-Chairman of GrowHow UK Limited, the leading British nitrogen fertilizer producer, from August 2010 to October 2012 (as Chairman for calendar 2011), and as a director of KEYTRADE AG, a major Swiss based fertilizer trading firm, from October 2010 to October 2011.  From 2005 through 2007, he was the President, John Deere Agri Services of Deere & Co., a global supplier of equipment and services to agriculture, construction, forestry and landscape markets, where he was responsible for leading a new global business unit created to pursue growth opportunities in technology-based services for industries linked to agriculture.  From 2000 to 2005, Mr. White served as the Vice President, Global AgServices of Deere & Co., where he was responsible for identifying, testing and developing new services for agriculture and food.  Prior to that, he was Senior Vice President, Corporate Development of IMC Global Inc. (n/k/a Mosaic, Inc.), a producer of crop nutrients and salt, from 1997 to 1999, and served in various executive positions, including General Manager of the Food Ingredients Division and Director of the Flame Retardants & Fluids, Process Additives Div. of FMC Corporation, a global producer of chemicals and machinery, from 1979 to 1996.  Mr. White is currently a member of the Dean’s Advisory Council at the California Polytechnic State University College of Agriculture, Food and Environmental Sciences.  Mr. White holds a BA in History from California Polytechnic State University, San Luis Obispo and an MBA in Finance and Multinational Enterprise from the Wharton Graduate School of Business at the University of Pennsylvania.

About Starboard Value LP
Starboard Value LP is a New York-based investment adviser with a focused and fundamental approach to investing in publicly traded U.S. companies. Starboard invests in deeply undervalued companies and actively engages with management teams and boards of directors to identify and execute on opportunities to unlock value for the benefit of all shareholders.

Investor contacts:
Peter Feld, (212) 201-4878
Gavin Molinelli, (212) 201-4828
www.starboardvalue.com

CERTAIN INFORMATION CONCERNING THE PARTICIPANTS

Starboard Value LP, together with the other participants named herein (collectively, "Starboard"), intends to file a preliminary proxy statement and accompanying proxy card with the Securities and Exchange Commission ("SEC") to be used to solicit votes for the election of its slate of director nominees at the 2015 annual meeting of stockholders of LSB Industries, Inc., a Delaware corporation (the "Company").

STARBOARD STRONGLY ADVISES ALL STOCKHOLDERS OF THE COMPANY TO READ THE PROXY STATEMENT AND OTHER PROXY MATERIALS AS THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. SUCH PROXY MATERIALS WILL BE AVAILABLE AT NO CHARGE ON THE SEC'S WEB SITE AT HTTP://WWW.SEC.GOV. IN ADDITION, THE PARTICIPANTS IN THIS PROXY SOLICITATION WILL PROVIDE COPIES OF THE PROXY STATEMENT WITHOUT CHARGE, WHEN AVAILABLE, UPON REQUEST. REQUESTS FOR COPIES SHOULD BE DIRECTED TO THE PARTICIPANTS' PROXY SOLICITOR.

The participants in the proxy solicitation are Starboard Value and Opportunity Master Fund Ltd ("Starboard V&O Fund"), Starboard Value and Opportunity S LLC ("Starboard S LLC"), Starboard Value and Opportunity C LP ("Starboard C LP"), Starboard Value LP, Starboard Value GP LLC ("Starboard Value GP"), Starboard Principal Co LP ("Principal Co"), Starboard Principal Co GP LLC ("Principal GP"), Starboard Value R LP ("Starboard R LP"), Starboard Value R GP LLC ("Starboard R GP"), Jeffrey C. Smith, Mark R. Mitchell, Peter A. Feld, Louis S. Massimo, Andrew K. Mittag, and Lynn F. White.

As of the date hereof, Starboard V&O Fund directly owns 1,014,046 shares of Common Stock, $0.10 par value per share, of the Company (the "Common Stock"). As of the date hereof, Starboard S LLC directly owns 233,471 shares of Common Stock. As of the date hereof, Starboard C LP directly owns 130,769 shares of Common Stock. Starboard R LP, as the general partner of Starboard C LP, may be deemed the beneficial owner of the 130,769 shares of Common Stock directly owned by Starboard C LP. Starboard R GP, as the general partner of Starboard R LP, may be deemed the beneficial owner of the 130,769 shares of Common Stock directly owned by Starboard C LP. As of the date hereof, 346,714 shares of Common Stock were held in an account managed by Starboard Value LP (the "Starboard Value LP Account"). Starboard Value LP, as the investment manager of each of Starboard V&O Fund, Starboard C LP and the Starboard Value LP Account and the manager of Starboard S LLC, may be deemed the beneficial owner of an aggregate of 1,725,000 shares of Common Stock directly owned by Starboard V&O Fund, Starboard S LLC and Starboard C LP and held in the Starboard Value LP Account. Each of Starboard Value GP, as the general partner of Starboard Value LP, Principal Co, as a member of Starboard Value GP, Principal GP, as the general partner of Principal Co and each of Messrs. Smith, Mitchell and Feld, as a member of Principal GP and as a member of each of the Management Committee of Starboard Value GP and the Management Committee of Principal GP, may be deemed the beneficial owner of the 1,725,000 shares of Common Stock directly owned by Starboard V&O Fund, Starboard S LLC and Starboard C LP and held in the Starboard Value LP Account. As of the date hereof, Mr. Massimo does not directly own any shares of Common Stock. As of the date hereof, Mr. Mittag directly owns 400 shares of Common Stock. As of the date hereof, Mr. White directly owns 300 shares of Common Stock.